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Exhibit 99.1

Contacts:	Kevin McCallum	Brian W. Bethers
	Corporate Spokesperson	Chief Financial Officer
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9826	(801) 924-9800
	media@contacts.com	investor@contacts.com

For Immediate Release

Fairness to Contact Lens Consumers Act Signed by President Bush

Automatic Prescription Release Means Consumers Don't Have to
Buy Contact Lenses from Eye Doctors

DRAPER, Utah, December 8, 2003 /PRNewswire/—The Fairness to Contact Lens Consumers Act has been signed into law by President Bush and takes effect on February 4th, 2004. The new law gives 36 million Americans the right to choose where they buy contact lenses.

Jonathan Coon, Chief Executive Officer of 1-800 CONTACTS, said, "It's now official. There is a national standard for prescription release and verification that gives contact lens wearers rights that eyeglass wearers have enjoyed for 25 years."

Specifically, the Act provides these benefits for contact lens wearers:

1.
Automatic Prescription Release. Directs eye care providers to give patients their prescription as soon as they've been fitted, whether or not the patient asks for it.

2.
Prescription Verification. Creates a workable and fair prescription verification system for sellers and prescribers and addresses the practices of some online sellers who do little or no verification. The Act requires all sellers to verify prescriptions and give eye care providers an opportunity to respond. If an eye care provider fails to respond within 8 business hours, the prescription is presumed verified.

3.
Minimum expiration period. Prescriptions will be valid for a minimum of one year or the minimum period required by state law—whichever is greater. The expiration period begins only after the eye care provider gives the prescription to the consumer.

In accordance with the Act, the Federal Trade Commission will now begin a study of the industry and submit a report to Congress within 12 months. The study will address, among other things, doctor exclusive brands and the impact they have on competition.

"This new law simplifies our business model and simplifies the purchasing process for contact lens wearers," said Jonathan Coon. "There is now one national standard that puts the contact lens wearer first and makes their rights clear to eye doctors, retailers, and online sellers."

1-800 CONTACTS (Nasdaq: CTAC) offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

This news release contains forward-looking statements about the Company's future business prospects as a result of the passage of the Act. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.

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  Exhibit 99.1